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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 SCHEDULE 13G/A

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)*

                           Jupiter Media Metrix, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)




                                    48206U104
                        --------------------------------
                                 (CUSIP Number)



                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the following box to designate the rule pursuant to which the Schedule is filed:

           [ ] Rule 13d-1(b)

           [ ] Rule 13d-1(c)

           [X] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




      POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
       CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM
                 DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


                               Page 1 of 4 pages

CUSIP NO. 48206U104

--------------------------------------------------------------------------------
         1.  Name of Reporting Persons.
             I.R.S. Identification Nos. of above persons (entities only).
             Gene DeRose
--------------------------------------------------------------------------------
         2.  Check the Appropriate Box if a Member of a Group (See Instructions)
             (a) [ ]
             (b) [X]
--------------------------------------------------------------------------------
         3.  SEC Use only
--------------------------------------------------------------------------------
         4.  Citizenship or Place of Organization         United States
--------------------------------------------------------------------------------
Number of               5.  Sole Voting Power        0
Shares                  --------------------------------------------------------
Beneficially            6.  Shared Voting Power         1,567,540*
Owned by                --------------------------------------------------------
Each                    7.  Sole Dispositive Power         1,567,540*
Reporting               --------------------------------------------------------
Person With:            8.  Shared Dispositive Power          0
--------------------------------------------------------------------------------
         9. Aggregate Amount Beneficially Owned by Each Reporting Person 1,567,540*
--------------------------------------------------------------------------------
        10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
        11.  Percent of Class Represented by Amount in Row (9)      4.4
--------------------------------------------------------------------------------
        12.  Type of Reporting Person (See Instructions):            IN
--------------------------------------------------------------------------------

*Includes 42,570 shares issuable upon the exercise of option exercisable within 60 days of the date of this filing.







--------------------------------------------------------------------------------

                                Page 2 of 4 pages

ITEM 1.

      (a)    Name of Issuer

             Jupiter Media Metrix, Inc.

      (b)    Address of Issuer's Principal Executive Offices

             21 Astor Place, 6th Floor
             New York, New York 10003

ITEM 2.

      (a) - (c)      Name, Address of Principal Business Offices, and Place of
                     Organization of Person Filing

                     Gene DeRose
                     21 Astor Place, 6th Floor
                     New York, New York 10003
                     Citizenship:  USA

      (d)    Title of Class of Securities
                     Common Stock

      (e)    CUSIP Number
                     48206U104


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:


           N/A


ITEM 4.    OWNERSHIP

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

           The information in items 1 and 5 through 11 on the cover page (p.2) of this Schedule 13G is hereby incorporated by reference.


ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS


      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].


ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON


           N/A


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY


           N/A


ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP


           N/A


ITEM 9.    NOTICE OF DISSOLUTION OF GROUP


           N/A


ITEM 10.   CERTIFICATION


           N/A


                                Page 3 of 4 pages

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that that information set forth in this statement is true, complete and correct.

                                             February 14, 2002
                                  -----------------------------------------
                                                   Date


                                              /s/ Jeffrey Yin
                                  -----------------------------------------
                                                  Signature


                                        Jeffrey Yin, Attorney-in-Fact
                                  -----------------------------------------
                                                 Name/Title



      The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power or attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)


                                Page 4 of 4 pages